                                                                     EXHIBIT 5.7


                      [Azim, Tunku Farik & Wong Letterhead]


September 2, 2005                                              Our Ref: 9.1396.4


To:
      STATS ChipPAC Ltd.
      STATS ChipPAC, Inc.
      STATS ChipPAC Test Services, Inc.
      STATS Holdings Limited
      ChipPAC International Company Limited
      STATS ChipPAC (Barbados) Ltd.
      ChipPAC Luxembourg S.a.R.L.
      ChipPAC Liquidity Management Hungary Limited Liability Company STATS ChipPAC (BVI) Limited
      STATS ChipPAC Malaysia Sdn. Bhd.

         c/o STATS ChipPAC Ltd.
         10 Ang Mo Kio Street 65
         #05-17/20 Techpoint
         Singapore 569059


Dear Sirs,

     RE:  STATS CHIPPAC MALAYSIA SDN. BHD. ("GUARANTOR")
          AS GUARANTOR OF US$150.0 MILLION 7.5% SENIOR NOTES DUE 2010

     We have acted as Malaysian legal advisers for the Guarantor in connection with the guarantee (the "GUARANTEE") by the Guarantor of the notes issued pursuant to the indenture dated as of July 19, 2005 ("INDENTURE") between STATS ChipPac Ltd. ("ISSUER"), a company organised under the laws of the Republic of Singapore, and U.S. Bank National Association, as trustee (the "TRUSTEE"), and the transactions related thereto.

2. This opinion is rendered in relation to the Guarantee of the Exchange Notes (as defined below) by the Guarantor issued pursuant to the Issuer's offer to exchange ("EXCHANGE OFFER") an aggregate principal amount at maturity of up to $150,000,000 of its 7.5% Senior Notes due 2010 issued on July 19, 2005 which have not been registered under the United States Securities Act of 1933, as amended (the "SECURITIES ACT"), for US$150.0 million aggregate principal amount of 7.5% Senior Notes due 2010 ("EXCHANGE NOTES") to be registered under the Securities Act and the execution and filing of the Form F-4 Registration Statement to which the Guarantor is a signatory, in respect of the Exchange Notes.

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AZIM, TUNKU FARIK & WONG              -2-                      September 2, 2005



3.   We have examined the following documents:

(a)  a signed copy of the Indenture;

(b) the form of the Exchange Note to be issued by the Issuer pursuant to the Indenture;

(c) the form of the Exchange Note Guarantee to be issued pursuant to the Indenture and the Subsidiary Guarantee Agreement, effected by way of notation on the Exchange Note;

(d) a copy of the Registration Statement filed with the Securities and Exchange Commission; and

(e) a signed copy of the Subsidiary Guarantee Agreement dated July 19, 2005 between the Issuer, the Guarantor, the other guarantors named therein and the Trustee.

4.   In the examination of the above documents, we have assumed:-

(a) the genuineness of all signatures, stamps and seals, the conformity to the original of all documents submitted to us as forms of originals, photocopies, facsimile or electronic copies;

(b)  the correctness of all facts stated therein;

(c) the parties to the Subsidiary Guarantee Agreement (other than the Guarantor) have each executed each of the aforesaid documents to which they are a party;

(d) the parties to the Subsidiary Guarantee Agreement (other than the Guarantor) each have all requisite power and authority and have taken all necessary actions to authorize each to enter into each of the aforesaid documents to which they are a party and to deliver and effect the transactions provided therein and that the same constitute legal, valid and binding obligations of each of the parties thereto (other than the Guarantor) enforceable in accordance with their respective terms under the laws of New York;

(e) the execution of the Subsidiary Guarantee Agreement and the consummation of the transactions provided for therein do not contravene any applicable law of any jurisdiction (other than in respect of the laws of Malaysia); and

(f) that all authorizations, consents and approvals required from any governmental or other authorities outside Malaysia and all other requirements outside Malaysia for the legality, validity and enforceability of the Subsidiary Guarantee Agreement have been duly obtained and fulfilled and are and will remain in full force and effect and that all conditions to which they are subject have been satisfied.

5. Based upon the foregoing assumptions, the examination of the documents referred to in paragraph 3 hereof and subject to the qualifications set forth below, we are of the opinion that:-

(a) the Guarantor is a company duly incorporated and is validly existing under the laws of Malaysia;

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AZIM, TUNKU FARIK & WONG              -3-                      September 2, 2005



(b) the Guarantor has the corporate power and capacity to enter into and perform its obligations under the Subsidiary Guarantee Agreement;

(c) the Exchange Note Guarantee to be endorsed on the Exchange Notes has been duly authorized, and when executed and delivered by the Guarantor in accordance with the terms of the Indenture and the Subsidiary Guarantee Agreement, and if and when issued upon consummation of the Exchange Offer as set forth in the Registration Statement, the Exchange Note Guarantee will be legal, valid and binding obligations of the Guarantor which issued such Exchange Note Guarantee enforceable against the Guarantor in accordance with its terms and entitled to the benefits of the Indenture and the Subsidiary Guarantee Agreement subject to applicable bankruptcy, insolvency, moratorium, fraudulent transfer and similar laws affecting creditors' rights and remedies generally and laws on limitation periods, defences of set-off, counterclaims and to general principles of equity; and

(d) the Subsidiary Guarantee Agreement has been duly executed, authorized and delivered and constitutes the valid and legally binding obligation of the Guarantor.

6.   Our opinion is also qualified to the extent that:-

(a) a court of Malaysia may treat provisions in the Indenture and/or the Subsidiary Guarantee Agreement relating to default interest or liquidated damages if the same exist as penalties and may award only such compensation as it deems fit in lieu thereof;

(b) provisions on severability may not be effective - it will depend on the nature and extent of the illegality, invalidity or unenforceability in question;

(c) in the event that the Subsidiary Guarantee Agreement is executed in Malaysia the requisite stamp duty must be fully paid. In the event that said documents are executed outside Malaysia, the said documents have to be stamped within thirty (30) days after the said documents have first been brought into Malaysia before it can be adduced as evidence in Malaysia; and

(d) this opinion is limited to the laws of Malaysia of general application at the date hereof as currently applied by the courts of Malaysia and is given on the basis that it will be governed by and construed in accordance with the laws of Malaysia. We express no opinion as to any laws other than the laws of Malaysia.

7. This opinion may be relied upon by your advisers and your successors only in relation to the transaction specified above and we consent to the filing of this opinion as an exhibit to the Registration Statement. Save for the foregoing this opinion shall not be transmitted delivered to nor relied on by any other person nor read as an opinion with respect to any other matter or used for any other purpose or quoted or referred to in any public document filed with anyone.


                                          Yours faithfully,
                                          /s/  Edmund Liew Yin Chiang
                                          --------------------------------------
                                          Edmund Liew Yin Chiang
                                          For and on behalf of
                                          Azim, Tunku Farik & Wong